As filed with the Securities and Exchange Commission on August 10, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Talis Biomedical Corporation

(Exact name of registrant as specified in its charter)

Delaware	46-3211155
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Island Drive Suite 101 Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

Talis Biomedical Corporation 2021 Equity Incentive Plan

Talis Biomedical Corporation 2021 Employee Stock Purchase Plan

(Full titles of the plan)

Rebecca L. Markovich

Interim Chief Financial Officer

Talis Biomedical Corporation

1100 Island Drive, Suite 101

Redwood City, California 94065

(650) 433-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael Dunn

Seyfarth Shaw LLP

700 Milam Street, Suite 1400

Houston, TX 77002

(713) 225-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Registrant for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plans is effective. The Registrant previously registered its shares of common stock, par value $0.0001 per share, for issuance under the Registrant’s 2021 Equity Incentive Plan and the Registrant’s 2021 Employee Stock Purchase Plan under the Registrant’s Registration Statements on Form S-8 (the “Prior Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2021 (File No. 333-253218) and August 2, 2022 (File No. 333-266470).

On July 5, 2023, the Company effected a 1-for-15 reverse stock split (the "Reverse Stock Split"). As a result of the Reverse Stock Split, for every fifteen (15) outstanding shares of common stock before the Reverse Stock Split represents one (1) share of common stock after the Reverse Stock Split. On a pre-split basis, we had 26,795,800 and 26,408,031 shares of common stock issued and outstanding as of December 31, 2022 and 2021, respectively. On a post-split basis, we had 1,811,396 and 1,785,476 shares of common stock issued and outstanding as of December 31, 2022 and 2021, respectively. The number of shares of common stock into which shares of the Company's preferred stock may be converted will be proportionately adjusted for the Reverse Stock Split.

Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by references the contents of the Prior Registration Statements.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 17, 2021).

3.2

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on July 5, 2023).

3.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 17, 2021).

4.4

Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-252360), filed with the SEC on February 8, 2021).

5.1	Opinion of Seyfarth Shaw LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Seyfarth Shaw LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1

Talis Biomedical Corporation 2021 Equity Incentive Plan, as amended, and Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 2, 2022).

99.2

Talis Biomedical Corporation 2021 Employee Stock Purchase Plan, as amended (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 2, 2022).

107	Calculation of Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on the 10th day of August, 2023.

TALIS BIOMEDICAL CORPORATION

By:	/s/ Rebecca L. Markovich
Rebecca L. Markovich
Interim Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Kelley and Rebecca L. Markovich, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert J. Kelley	Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	August 10, 2023
Robert J. Kelley

/s/ Rebecca L. Markovich	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	August 10, 2023
Rebecca L. Markovich

/s/ Kimberly Popovits	Member of the Board of Directors	August 10, 2023
Kimberly Popovits

/s/ Raymond Cheong, M.D., Ph.D.	Member of the Board of Directors	August 10, 2023
Raymond Cheong, M.D., Ph.D.

/s/ Heiner Dreismann, Ph.D.	Member of the Board of Directors	August 10, 2023
Heiner Dreismann, Ph.D.

/s/ Melissa Gilliam, Ph.D., M.P.H.	Member of the Board of Directors	August 10, 2023
Melissa Gilliam, Ph.D., M.P.H.

/s/ Rustem F. Ismagilov, Ph.D.	Member of the Board of Directors	August 10, 2023
Rustem F. Ismagilov, Ph.D.

/s/ Matt Posard	Member of the Board of Directors	August 10, 2023
Matt Posard

/s/ Randal Scott, Ph.D.	Member of the Board of Directors	August 10, 2023
Randal Scott, Ph.D.